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Exhibit 10.1.2

FIFTH AMENDMENT TO THE
TRAMMELL CROW COMPANY
EMPLOYEE STOCK PURCHASE PLAN

        THIS FIFTH AMENDMENT is effective January 1, 2003, and is made by the Trammell Crow Company, a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Company has previously established the Trammell Crow Company Employee Stock Purchase Plan, effective March 1, 1998, as subsequently amended (the "Plan") for the benefit of eligible employees;

        WHEREAS, the Benefits Committee is responsible for the administration of the Plan;

        WHEREAS, pursuant to paragraph 15 of the Plan, the Benefits Committee has the right to make certain amendments to the Plan;

        WHEREAS, the Benefits Committee desires to amend the Plan to allow participants to purchase whole and fractional shares of Stock during an Option Period;

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1.     Paragraph 6(a) of the Plan is hereby amended in its entirety, to read as follows:

          6.     Grant of Options. (a) General Statement; "Date of Grant"; "Option Period"; "Date of Exercise". Upon the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all Eligible Employees to purchase shares of Stock. Except as otherwise determined by the Committee, these options shall be granted on the first day of the first payroll period beginning on or after the first day of January and July of each subsequent year (each of which dates is herein referred to as a "date of grant"). The term of each option granted shall be for a six (6)-month period ending on June 30 or December 31 (each such six (6)-month period is herein referred to as an "option period"). The last day of each option period is herein referred to as a "date of exercise." The number of whole and fractional shares subject to each option shall be the quotient of the sum of the payroll deductions withheld on behalf of each participant in accordance with subparagraph 6(b) and the payments made by such participant pursuant to subparagraph 6(f) during the option period, divided by the "option price" (defined in subparagraph 7(b)) of the Stock; provided, however, that the maximum number of shares that may be subject to any option may not exceed 2,500 (subject to adjustment as provided in paragraph 12).

        2.     Paragraph 7(a) of the Plan is hereby amended in its entirety to read as follows:

          7.     Exercise of Options. (a) General Statement    Each Eligible Employee who is a participant in the Plan, automatically and without any act on his part, shall be deemed to have exercised his option on each date of exercise to the extent that the cash balance then in his account under the Plan is sufficient to purchase at the "option price" (as defined in subparagraph 7(b) whole and fractional shares of Stock.

        3.     Paragraph 7(c) of the Plan is hereby amended in its entirety to read as follows:

          (c)   Delivery of Share Certificates. As soon as practicable after each date of exercise, the Company shall issue one or more certificates representing the total number of whole and fractional shares of Stock respecting exercised options in the aggregate of all of the Eligible Employees hereunder. Any such certificate shall be held by the Company (or its agent) and may be held in street name. If the Company issues a certificate representing the shares of more than one Eligible Employee, the Company shall keep accurate records of the beneficial interests of each Eligible

  Employee in each such certificate by means of a Company stock account. Each Eligible Employee shall be provided with such periodic statements as may be directed by the Committee reflecting all activity in any such Company stock account. In the event the Company is required to obtain from any commission or agency authority to issue any such certificate, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any participant in the Plan except to return to him the amount of the balance in his account. A participant may, on the form prescribed by the Committee, request the Company to deliver to such participant a certificate issued in his name representing all or a part of the aggregate whole number of shares of Stock then held by the Company on his behalf under the Plan. Further, upon the termination of a participant's employment with the Company and its parent or subsidiary corporations for any reason whatsoever, the Company shall deliver to such employee a certificate issued in his name representing the aggregate whole number of shares of Stock then held by the Company on his behalf under the Plan. At any time when a certificate is issued to a participant for shares of Stock the Plan shall also send to the participant a check for fractional shares of Stock then held on his behalf under the Plan. While shares of Stock are held by the Company (or its agent), such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the employee who has purchased such shares; provided, however, that such restriction shall not apply to the transfer of such shares of Stock pursuant to (i) a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefore shall be held by the Company pursuant to the provisions hereof or (ii) a divorce. The Committee may cause the Stock certificates issued in connection with the exercise of options under the Plan to bear such legend or legends, and the Committee may take such other actions, as it deems appropriate in order to reflect the provisions of this subparagraph 7(c) and to assure compliance with applicable securities laws. Neither the Company nor the Committee shall have any liability with respect to a delay in the delivery of a Stock certificate pursuant to this subparagraph 7(c).

EXECUTED this 21st day of April, 2003.

TRAMMELL CROW COMPANY
By:	/s/ ROBERT A. JAMES
Name: Robert A. James

Title: Executive Vice President

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  Exhibit 10.1.2
FIFTH AMENDMENT TO THE TRAMMELL CROW COMPANY EMPLOYEE STOCK PURCHASE PLAN